Exhibit 99.1
For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Record Third Quarter 2006 Financial Results

•	Revenues increase 25% sequentially and 19.6% year-over-year to a record $59.9 million
•	EPS of $0.18
•	Contract awards for the quarter of $114 million
•	Total backlog grew to approximately $600 million
•	Strong flow of new task orders with key prime GWAC contracts.

RESTON, Va. -- BUSINESS WIRE -- November 1, 2006 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the third quarter 2006. The table below is a summary of our financial results:

	Q3: 2006	9M: 2006
Revenues	$59.9 million	$153.8 million
Operating income	$3.7 million	$9.5 million
Operating margin	6.2%	6.2%
Net income	$2.4 million	$6.1 million
Diluted EPS (GAAP)	$0.18	$0.45

Reported Results
For the third quarter of 2006, NCI reported record revenues of $59.9 million compared to $50.1 million for the third quarter of 2005. Operating income for the third quarter of 2006 was $3.7 million, compared to $3.3 million for the third quarter of 2005. Operating margin of 6.2% for the third quarter of 2006 compares with an operating margin of 6.6% for the same period in 2005. Net income for the third quarter was $2.4 million, compared to $2.7 million for the same period in 2005. Diluted earnings per share for the third quarter was $0.18 per share, compared to $0.36 per share for the comparable period in 2005. The effective tax rate for the third quarter of 2006 was 38.5%. Diluted shares outstanding for the third quarter of 2006 were 13.5 million shares compared to 7.6 million shares for the third quarter of 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income was $1.7 million, diluted shares outstanding were 7.3 million, and earnings per share was $0.24 per share for the third quarter of 2005.

For the first nine months of 2006, NCI reported revenues of $153.8 million, compared to $144.0 million for first nine months of 2005. Operating income for the first nine months of 2006 was $9.5 million, or an operating margin of 6.2%, compared to $8.9 million, or an operating margin of 6.2%, for the first nine months of 2005. Net income for the first nine months of 2006 was $6.1 million, compared to $7.4 million for the same period in 2005. Diluted earnings per share for the first nine months of 2006 was $0.45 per share, compared to $0.97 per share for the comparable period in 2005. Diluted shares outstanding for the first nine months of 2006 were 13.5 million shares compared to 7.6 million shares for the same period in 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income was $4.7 million, diluted shares outstanding were 7.2 million, and earnings per share was $0.65 per share for the first nine months 2005.

Business Highlights
NCI’s president, Michael Solley, stated, “NCI delivered exceptionally strong organic growth and record setting revenue this quarter. We also delivered strong growth in EPS, reporting $0.18 per share. We continue to build business momentum as reflected in NCI winning $114 million in new orders during the quarter, which was a 1.9 book-to-bill ratio for the quarter. Revenue exceeded the upper end of our target range for the quarter due primarily to the Government’s year-end spending under NETCENTS for IT related products.”

Key Metrics
NCI reported total backlog for the third quarter of 2006 of $600 million, of which $93 million was funded backlog. This compares to total backlog of $562 million at the end of the third quarter of 2005, including $76 million in funded backlog. During the third quarter of 2006, approximately 77.6% of revenue was from prime contracts. Time-and-materials contracts accounted for 37.5% of revenue, cost-plus contracts accounted for 26.5%, and fixed-price contracts accounted for 36.0% of revenue for the third quarter of 2006. Our customer mix for the third quarter of 2006 reflects approximately 84% from the Department of Defense and Intelligence customers and approximately 16% from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 83 days.

Outlook
The table below summarizes the guidance ranges for the fourth quarter of 2006 and guidance for the full year 2006. Earnings per share data are based on an effective C corporation tax rate of approximately 39.1%. This outlook does not reflect the impact of any future acquisitions.

	4th Quarter 2006	Full Year 2006
Revenue	$56 million - $61 million	$210 million - $215 million
Diluted Earnings Per Share	$0.18 - $0.21	$0.63 - $0.66

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 10 a.m. EST, to discuss third quarter 2006 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 7275438. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 12 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 7275438. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,400 employees and 50 locations worldwide. For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States, including conditions that result from terrorist activities or war; changes in interest rates; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, turmoil in the Middle East, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; individual business decisions of our clients; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); our ability to complete and implement acquisitions appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission on March 30, 2006, and from time to time, in other filings with the commission such as our Form 8-K and Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006

Revenue	$50,081	$59,895	$143,956	$153,786

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	43,038	52,221	122,709	132,786
General and administrative expense	3,053	3,325	10,292	9,519
Depreciation and amortization	418	422	1,219	1,238
Amortization of intangible assets	261	238	800	726
Total operating costs and expenses	46,770	56,206	135,020	144,269
Operating income	3,311	3,689	8,936	9,517
Interest income	29	259	55	584
Interest expense	(491)	(22)	(1,260)	(67)
Income before income taxes	2,849	3,926	7,731	10,034
Income tax expense	129	1,512	348	3,903
Net income	$2,720	$2,414	$7,383	$6,131

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779	13,328	6,779	13,328
Net income per share	$0.40	$0.18	$1.09	$0.46

Diluted:
Weighted average shares and equivalent shares outstanding	7,641	13,450	7,636	13,485
Net income per share	$0.36	$0.18	$0.97	$0.45

Pro forma income tax information: (See Note 10)
Income before taxes	$2,849		$7,731
Pro forma provision for income taxes	1,108		3,006
Pro forma net income	$1,741		$4,725

Pro forma earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779		6,779
Pro forma net income per share	$0.26		$0.70

Diluted:
Weighted average shares and equivalent shares outstanding	7,264		7,241
Pro forma net income per share	$0.24		$0.65

NCI, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)
	December 31, 2005	September 30, 2006
Assets		(unaudited)
Current assets:
Cash and cash equivalents	$12,323	$18,599
Accounts receivable, net	46,611	54,494
Deferred tax asset, net	4,570	2,502
Prepaid expenses and other current assets	669	1,153
Total current assets	64,173	76,748
Property and equipment, net	6,031	5,243
Other assets	558	821
Deferred tax asset, net	494	432
Intangible assets, net	1,338	612
Goodwill	17,427	17,427
Total assets	$90,021	$101,283

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,854	$18,575
Accrued salaries and benefits	9,416	8,612
Other accrued expenses/liabilities	2,936	5,482
Deferred revenue	1,012	787
Distributions payable	5,866	—
Total current liabilities	28,084	33,456
Other liabilities	204	185
Deferred rent	4,562	4,242
Total liabilities	32,850	37,883
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,027,760 shares issued and outstanding	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,658	57,563
Deferred compensation	(741)	(548)
Retained earnings	—	6,131
Total stockholders’ equity	57,171	63,400
Total liabilities and stockholders’ equity	$90,021	$101,283

NCI, Inc.
Consolidated Statement of Cash Flows
(in thousands, except per share data)
(unaudited)
	Nine months ended September 30,
	2005	2006
Cash flows from operating activities
Net income	$7,383	$6,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,019	1,964
Decrease in cash surrender value of life insurance	334	—
Gain on sale and disposal of property and equipment	(2)	(3)
Stock-based compensation expense	540	97
Deferred income tax benefit	—	2,131
Changes in operating assets and liabilities:
Accounts receivable, net	(4,700)	(7,883)
Prepaid expenses and other assets	(846)	(748)
Accounts payable	2,846	9,722
Accrued expenses/other current liabilities	1,617	1,544
Deferred rent	(185)	(319)
Net cash provided by operating activities	9,006	12,636
Cash flows from investing activities
Purchase of property and equipment	(1,171)	(273)
Proceeds from sale of property and equipment	8	6
Cash paid for purchase of SES	(1,919)	—
Net cash used in investing activities	(3,082)	(267)
Cash flows from financing activities
Proceeds from line of credit, net	17,332	—
Repayments on term loan	(2,100)	—
Principal payments under capital lease obligations	(205)	(227)
Distributions to stockholders	(20,978)	(5,866)
Net cash used in financing activities	(5,951)	(6,093)
Net change in cash and cash equivalents	(27)	6,276
Cash and cash equivalents, beginning of year	40	12,323
Cash and cash equivalents, end of period	$13	$18,599
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,260	$67
Income taxes	$312	$26
Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$93	$181

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